Exhibit 14.1

SOCKET COMMUNICATIONS, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
AS APPROVED MARCH 15, 2004

Introduction

This Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
  full, fair, accurate, timely and understandable disclosure in reports and documents the Company files with or submits to the SEC and in the Company's other public communications;
  compliance with applicable laws, rules and regulations;
  the prompt internal reporting of violations of this Code; and
  accountability for adherence to this Code.

This Code applies to all directors, officers and employees of the Company and its subsidiaries, who, unless otherwise specified, will be referred to jointly as employees. Agents and contractors of the Company are also expected to read, understand and abide by this Code.

This Code should help guide your conduct in the course of our business. Those who violate this Code will be subject to disciplinary action, up to and including, termination of employment. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 15 of this Code. However, many of the principles described in this Code are general in nature, and the Code does not cover every situation that may arise. If you have any questions about applying the Code, it is your responsibility to seek guidance.

This Code is not the exclusive source of guidance and information regarding the conduct of our business. You should consult applicable policies and procedures in specific areas as they apply. The Code is intended to supplement, not replace, the employee handbook and the other policies and procedures of the Company.

We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Code at any time and for any reason, subject to applicable law.

1. Compliance with Laws, Rules and Regulations

Obeying the law is one of the fundamental principles of the Company. All employees must respect and obey the laws of the cities, states, provinces and countries in which the Company operates. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel. Violations of laws, rules and regulations may subject you to individual criminal or civil liability, in addition to discipline by the Company. Violations may also subject the Company to civil or criminal liability or the loss of business.

If requested, the Company will hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

2. Conflicts of Interest

Your decisions and actions in the course of your employment with the Company should be based on the best interests of the Company, and not based on personal relationships or benefits. A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively for the Company. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier of the Company. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with the Company's customers, suppliers or competitors, except on the Company's behalf. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. However, the Company or the Board of Directors may at any time rescind prior approvals to avoid a conflict of interest, or the appearance of a conflict of interest, for any reason deemed to be in the best interest of the Company. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company's Chief Financial Officer. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 15 of this Code.

You should not have a financial interest-including an indirect interest through, for example, a relative or significant other-in any organization if that interest would give you or would appear to give you a conflict of interest with the Company. You should be particularly sensitive to financial interests in competitors, suppliers, customers, distributors and strategic partners.

If you have a significant financial interest in a transaction between the Company and a third party-including an indirect interest through, for example, a relative or significant other-you must disclose that interest, and that interest must be approved by the Company. Please seek guidance if you have any questions as to whether an interest in a transaction is significant. If it is determined that the transaction is required to be reported under SEC rules, the transaction will be subject to review and approval by the Audit Committee of the Board of Directors. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to this business.

3. Insider Trading

All non-public information about the Company should be considered confidential information. Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company's business. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Company has adopted a specific policy governing employees' trading in securities of the Company. This policy has been distributed to every employee, and is attached to this Code as Exhibit A. If you have any questions, please consult the Company's Chief Financial Officer.

4. Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or their positions without the consent of the Board of Directors. No employee may use corporate property, information, or his or her position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance the Company's legitimate interests when the opportunity to do so arises.

5. Competition and Fair Dealing

The Company seeks to outperform its competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited.

Each employee should endeavor to respect the rights of, and deal fairly with, the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (i) is not a cash gift, (ii) is consistent with customary business practices, (iii) is not excessive in value, (iv) cannot be construed as a bribe or payoff and (v) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts that you are not certain are appropriate.

6. Discrimination and Harassment

The diversity of the Company's employees is a tremendous asset. The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind, including harassment on the basis of race, color, veteran status, religion, gender, sex, sexual orientation, age, mental or physical disability, medical condition, natural origins or marital status.

7. Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

8. Record-Keeping

The Company requires honest and accurate records and reporting of information in order to make responsible business decisions. Records include paper documents, email, compact discs, computer hard drives, floppy disks, microfiche, microfilm and all other recorded information, regardless of the medium or characteristics.

Many employees regularly use business expense accounts that must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Company's Chief Financial Officer.

All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions, and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and the Company should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult with the Company's Chief Financial Officer.

9. Confidentiality

Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the Company's Chief Financial Officer or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to the Company or its officers, directors or employees. The obligation to preserve confidential information continues even after employment ends. In connection with this obligation, every employee should have executed a confidentiality agreement containing confidentiality provisions when he or she began his or her employment with the Company.

10. Protection and Proper Use of Company Assets

All employees, agents and contractors should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. In particular,

  You should use all reasonable efforts to safeguard Company assets against loss, damage, misuse or theft.

  You should be alert to situations that could lead to loss, damage, misuse or theft of Company assets, and should report any loss, damage, misuse or theft as soon as it comes to your attention.

  You should not use, transfer, misappropriate, loan, sell or donate Company assets without appropriate authorization.

  You should not use the Company's equipment for non-Company business, although your incidental personal use may be permitted.

  You must take reasonable steps to ensure that the Company receives good value for Company funds spent.

  You may not use Company assets in a manner that would result in or facilitate the violation of law.

  You should use and safeguard assets entrusted to the Company's custody by customers, suppliers and others in the same manner as Company assets.

The obligation of employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy and the terms of your confidentiality agreement with the Company. It could also be illegal and result in civil or even criminal penalties.

11. Payments to Government Personnel

Special rules govern the Company's business and other dealings with governments. The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political parties or any candidates for foreign political offices in order to obtain or retain business. Giving of value would include an offer, payment, promise to pay, or authorization of the payment of, any money, or offer, gift, promise to give, or authorization of the giving of, anything with value to the recipient. In addition, no contract or agreement may be made with any business in which a government official or employee holds a significant interest without the prior approval of the Company's Chief Financial Officer. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but also could be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

You must cooperate with appropriate government inquiries and investigations in accordance with law. It is important, however, to protect the legal rights of the Company with respect to nonpublic information. All government requests for Company information should be referred to the Audit Committee of the Board of Directors.

12. Special Ethics Obligations for Employees with Financial Reporting Responsibilities

As a publicly traded entity, the Company is required to follow strict accounting principles and standards, to report financial information accurately and completely in accordance with these principles and standards, and to have appropriate internal controls and procedures to ensure that the Company's accounting and financial reporting complies with law. The integrity of the Company's financial transactions and records is critical to the operation of the Company's business and is a key factor in maintaining the confidence and trust of the Company's employees, security holders and other stakeholders.

It is important that all transactions are properly recorded, classified and summarized in the Company's financial statements, books and records in accordance with the Company's policies, controls and procedures, as well as all generally accepted accounting principles, standards, laws, rules and regulations for accounting and financial reporting. If you have responsibility for or any involvement in financial reporting or accounting, you should have an appropriate understanding of, and you should seek in good faith to adhere to, relevant accounting and financial reporting principles, standards, laws, rules and regulations and the Company's financial and accounting policies, controls and procedures. If you are a senior officer, you should seek to ensure that the internal controls and procedures in your business area are in place, understood and followed.

It is important that those who rely on records and reports-managers and other decision makers, creditors, customers and auditors-have complete, accurate and timely information. False, misleading or incomplete information undermines the Company's ability to make good decisions about resources, employees and programs and may, in some cases, result in violations of law. Anyone involved in preparing financial or accounting records or reports, including financial statements and schedules, must be diligent in assuring that those records and reports are complete, accurate and timely. Anyone representing or certifying as to the accuracy of such records and reports should make an inquiry or review adequate to establish a good faith belief in their accuracy.

Even if you are not directly involved in financial reporting or accounting, you are likely involved with financial records or reports of some kind-a voucher, time sheet, invoice or expense report. In addition, most employees have involvement with product, marketing or administrative activities, or performance evaluations, which can affect the Company's reported financial condition or results. Therefore, the Company expects you, regardless of whether you are otherwise required to be familiar with finance or accounting matters, to use all reasonable efforts to ensure that every business record or report with which you deal is accurate, complete and reliable.

You may not intentionally misrepresent the Company's financial performance or otherwise intentionally compromise the integrity of the Company's reports, records, policies and procedures. For example, you may not:

  report information or enter information in the Company's books, records or reports that fraudulently or intentionally hides, misrepresents or disguises the true nature of any financial or non-financial transaction or result;

  establish any undisclosed or unrecorded fund, account, asset or liability for any improper purpose;

  enter into any transaction or agreement that accelerates, postpones or otherwise manipulates the accurate and timely recording of revenues or expenses;

  intentionally misclassify transactions as to accounts, business units or accounting periods; or

  knowingly assist others in any of the above.

The Company's auditors have a duty to review the Company's records in a fair and accurate manner. You are expected to cooperate with independent and internal auditors in good faith and in accordance with law. In addition, you must not fraudulently induce or influence, coerce, manipulate or mislead the Company's independent or internal auditors regarding financial records, processes, controls or procedures or other matters relevant to their engagement. You may not engage, directly or indirectly, any outside auditors to perform any audit, audit-related, tax or other services, including consulting, without written approval from the Company's Chief Financial Officer and the Audit Committee of the Board of Directors.

You should make appropriate inquiries in the event you may see, for example:

  financial results that seem inconsistent with underlying business performance;

  inaccurate financial records, including travel and expense reports, time sheets or invoices;

  the circumventing of mandated review and approval procedures;

  transactions that appear inconsistent with good business economics;

  the absence or weakness of processes or controls; or

  persons within the Company seeking to improperly influence the work of our financial or accounting personnel, or our external or internal auditors.

Dishonest or inaccurate reporting can lead to civil or even criminal liability for you and the Company and can lead to a loss of public faith in the Company. You are required to promptly report any case of suspected financial or operational misrepresentation or impropriety.

The Audit Committee of the Board of Directors plays an important role in ensuring the integrity of the Company's public reports. If you believe that questionable accounting or auditing conduct or practices have occurred or are occurring, you should notify the Audit Committee of the Board of Directors. In particular, the Chief Executive Officer and senior financial officers such as the Company's Chief Financial Officer and the Company's Controller should promptly bring to the attention of the Audit Committee of the Board of Directors any information of which he or she may become aware concerning, for example:

  the accuracy of material disclosures made by the Company in its public filings;

  significant deficiencies in the design or operation of internal controls or procedures that could adversely affect the Company's ability to record, process, summarize or report financial data;

  any evidence of fraud that involves an employee who has a significant role in the Company's financial reporting, disclosures or internal controls or procedures; or

  any evidence of a material violation of the policies in this Code regarding financial reporting.

13. Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only by the Board of Directors and will be promptly disclosed (including the reason for the waiver) as required by law or stock exchange regulation. Any waiver of this Code for any other employees, agents or contractors must be approved in writing by the Company's Chief Financial Officer. Copies of the waivers must be maintained by the Company.

14. Reporting any Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior, and, when in doubt, about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

Employees must read the Company's [Whistle Blower Procedures] that describe the Company's procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. Any employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

15. Compliance Procedures

All officers, directors and employees must work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since the Company cannot anticipate every situation that will arise, it is important that there is a procedure to follow if a new question or problem arises. These are the steps to keep in mind:

  Make sure you have all the facts. In order to reach the right solutions, you must be as fully informed as possible.

  Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

  Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

  Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

  Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with a member of the Executive Staff or with Dave Dunlap, VP Finance and Administration. You may also communicate directly with Socket's Board of Directors through the Audit Committee on any matters regarding management that you are uncomfortable discussing with management. You may contact Dr. Peter Sealey, Director, by email: peter@losaltosgroup.com or by telephone at (650) 949-2712. You may also reach Dr. Sealey anonymously through a message hotline service the Company has set up through MessagePro. The toll free number in the U.S. is 866-210-7654. Internationally, the dialing codes are 00+1+866-210-7654 (not toll free). You should identify yourself as an employee of Socket Communications but do not need to give your name. MessagePro will instruct you step by step and will deliver your message directly to Dr. Sealey or to the other members of the Audit Committee as they determine.

  You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

  Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

EXHIBIT A

SOCKET COMMUNICATIONS, INC.

INSIDER TRADING POLICY

and Guidelines with Respect to

Certain Transactions in Company Securities

________________________

This Policy provides guidelines to employees, officers and directors of Socket Communications, Inc. (the "Company") with respect to transactions in the Company's securities.

Applicability of Policy

This Policy applies to all transactions in the Company's securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company's stock, whether or not issued by the Company, such as exchange-traded options. It applies to all officers of the Company, all members of the Company's Board of Directors, and all employees of, and consultants and contractors to, the Company and its subsidiaries who receive or have access to Material Nonpublic Information (as defined below) regarding the Company. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as "Insiders". This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at those times be subject to this Policy.

Statement of Policy

General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the work place and the misuse of Material Nonpublic Information in securities trading.

Specific Policies

1. Trading on Material Nonpublic Information. No director, officer or employee of, or consultant or contractor to, the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company's securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term, "Trading Day" shall mean a day on which national stock exchanges and the National Association of Securities Dealers, Inc. Automated Quotation System (NASDAQ) are open for trading.

2. Tipping. No Insider shall disclose ("tip") Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company's securities.

3. Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

4. Prohibition Against Internet Disclosure. It is inappropriate for any unauthorized person to disclose Company information on the Internet, including specifically in forums (chat rooms) where companies and their prospects are discussed. Examples of these forums include, but are not limited to, Yahoo! Finance, Silicon Investor and Motley Fool. The postings in these forums are typically made by unsophisticated investors who are sometimes poorly informed, and generally are carelessly stated or, in some cases, malicious or manipulative and intended to benefit their own stock positions. Accordingly, no director, officer, employee, third party contractor or other party related to the Company may discuss the Company or Company related information in such a forum regardless of the situation. Despite any inaccuracies that may exist (and often there are many), postings in these forums can result in the disclosure of Material Nonpublic Information and may bring significant legal and financial risk to the Company and the persons involved and are therefore prohibited, without exception. Any posting that is made by an Insider, or information supplied by an Insider for someone else to post, will be treated as a violation of this Policy.

Potential Criminal and Civil Liability

and/or Disciplinary Action

1. Liability for Insider Trading. Insiders may be subject to financial penalties and time in jail for engaging in transactions in the Company's securities at a time when they have knowledge of Material Nonpublic Information regarding the Company.

2. Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a "tippee") to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company's securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.

3. Possible Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company's equity incentive plans or termination of employment.

Recommended Guidelines

1. Recommended Trading Window

To ensure compliance with this Policy and applicable federal and state securities laws, the Company strongly recommends that all directors, officers and employees having access to the Company's internal financial statements or other Material Nonpublic Information refrain from conducting transactions involving the purchase or sale of the Company's securities other than during the following period (the "Trading Window"):

Trading Window: The period in any fiscal quarter commencing at the close of business on the second Trading Day following the date of public disclosure of the financial results for the prior fiscal quarter or year and ending on the last day of the second fiscal month of the fiscal quarter. If such public disclosure occurs on a Trading Day before the markets close, then such date of disclosure shall be considered the first Trading Day following such public disclosure. If such public disclosure occurs after the markets close on a Trading Day, then the date of public disclosure shall not be considered the first Trading Day following the date of public disclosure.

The safest period for trading in the Company's securities, assuming the absence of Material Nonpublic information, is generally the first 10 days of the Trading Window. Periods other than the Trading Window are more highly sensitive for transactions in the Company's stock from the perspective of compliance with applicable securities laws. This is due to the fact that officers, directors and certain other employees will, as any quarter progresses, be increasingly likely to possess Material Nonpublic Information about the expected financial results for the quarter.

The purpose behind the recommended Trading Window is to help establish a diligent effort to avoid any improper transaction. An Insider may choose not to follow this suggestion, but he or she should be particularly careful with respect to trading outside the Trading Window, since the Insider may, at such time, have access to (or later be deemed to have had access to) Material Nonpublic Information regarding, among other things, the Company's anticipated financial performance for the quarter.

It should be noted that even during the Trading Window any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company's securities until such information has been known publicly for at least two Trading Days. Although the Company may from time to time recommend during a Trading Window that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading. Trading in the Company's securities during the Trading Window should not be considered a "safe harbor", and all directors, officers and other persons should use good judgment at all times.

2. Preclearance of Trades. The Company has determined that all officers and directors of the Company should refrain from trading in the Company's securities, even during the Trading Window, without first complying with the Company's "preclearance" process. Each officer and director should contact the Company's Insider Trading Compliance Officer prior to commencing any trade in the Company's securities.

The Company may also find it necessary, from time to time, to require compliance with the preclearance process from certain employees, consultants and contractors other than and in addition to officers and directors.

3. Individual Responsibility. Every officer, director and employee has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has recommended a trading window to that Insider or any other Insiders of the Company. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company's securities.

An insider may, from time to time, have to forego a proposed transaction in the Company's securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Applicability of Policy to Inside Information

Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company's customers, vendors or suppliers ("business partners"), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company's business partners. All employees should treat Material Nonpublic Information about the Company's business partners with the same care required with respect to information related directly to the Company.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company's securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

    Financial results

    Projections of future earnings or losses

    News of a pending or proposed merger

    News of the disposition of a subsidiary

    Impending bankruptcy or financial liquidity problems

    Gain or loss of a substantial customer or supplier

    Changes in dividend policy

    New product announcements of a significant nature

    Significant product defects or modifications

    Significant pricing changes

    Stock splits

    New equity or debt offerings

    Acquisitions

    Significant litigation exposure due to actual or threatened litigation

    Major changes in senior management

Either positive or negative information may be material.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

Certain Exceptions

For purposes of this Policy, the Company considers that the exercise of stock options for cash under the Company's stock option plans or the purchase of shares under the Company's employee stock purchase plan (but not the sale of any such shares) is exempt from this Policy, since the other party to the transactions is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

Additional Information - Directors and Officers

Directors and officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that officers and directors who purchase and sell the Company's securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company's option plans, nor the exercise of that option nor the receipt of stock under the Company's employee stock purchase plan is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Moreover, no officer or director may ever make a short sale of the Company's stock. The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.

Inquiries

Please direct your questions as to any of the matters discussed in this Policy to David W. Dunlap, the Company's Insider Trading Compliance Officer.